Exhibit 10.13
EXECUTIVE COMPENSATION AND
RETENTION AGREEMENT

THIS EXECUTIVE COMPENSATION AND RETENTION AGREEMENT (“Agreement”), by and between COIL TUBING TECHNOLOGY HOLDINGS, INC., a Nevada corporation, (referred to herein as the “Company”), and CHARLES WAYNE TYNON (referred to herein as “Tynon”) (collectively “the Parties”) is effective on the 1st day of June 2009 (the “Effective Date”).

In consideration of the mutual covenants set forth herein, the Company and Tynon hereby agree as follows:

1.           APPOINTMENT.  The Company hereby agrees to appoint and retain Tynon as its President and Chief Executive Officer, and Tynon agrees to serve the Company, in the capacities described herein during the Period of Appointment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.

2.           PERIOD OF APPOINTMENT. The term “Period of Appointment” shall mean the period which commences on the Effective Date and, unless earlier terminated pursuant to Section 6, ends on December 31, 2011; provided, however, that the Period of Appointment may be extended as provided herein.  On January 1 of each year that Tynon is employed by the Company, the period of appointment will be extended for an additional year.  Each extension shall occur automatically unless Tynon provides the Company in writing that he will not be exercising the extension by December 1 of each year prior to the relevant January 1.  For example, the Period of  Appointment will automatically extend to December 31, 2012 unless Tynon provides notice that he will not be exercising the extension for 2012 on or before December 1, 2009.  As a result, unless Tynon provides notice otherwise, there will be at least two (2) years remaining on the Period of Appointment at all times.

3.           DUTIES DURING THE PERIOD OF APPOINTMENT.

a.
DUTIES. During the Period of Appointment, Tynon shall be employed by the Company and serve as its “President and Chief Executive Officer.”  In such capacities, Tynon will perform such services as are customary for a president and chief executive officer.  Nothing herein is intended to restrict the duties of Tynon or limit him from serving in such other executive officer positions as the Board of Directors deems appropriate.

b.
SCOPE. During the Period of Appointment, and excluding any periods of vacation and sick leave to which the office of President is entitled, Tynon shall devote full time and attention to the affairs of the Company.

4.           COMPENSATION AND OTHER PAYMENTS.

a.	ANNUAL SALARY. Annual salary shall be set at $132,000.00 per annum payable in regular installments but in no event less often than monthly.

b.
ANNUAL INCREASES.  Tynon’s annual salary will be increased in an amount to be determined by the Board of the Company or a Committee of the Board of the Company, but in no event shall such increases be in an amount less than ten percent (10%).

c.	BONUSES. Tynon may participate in any and all bonus plans established by the Board or a Committee of the Board.

5.           OTHER BENEFITS.

a.	INCENTIVE & RETENTION SHARES.

i.	RETENTION SHARES. The Company will issue to Tynon seven-hundred fifty-thousand (750,000) shares of its common stock contemporaneously with Tynon entering into this Agreement.

ii.
INCENTIVE SHARES.  At the end of the initial Period of Appointment and the end of each subsequent year or, at Tynon’s option, within thirty (30) days thereafter, the Company will issue to Tynon the number of shares necessary to provide to Tynon five percent (5%) of the issued and outstanding common stock of the Company (excluding any shares of common stock issuable to other executives of the Company as a result of incentive share clauses of such executives’ employment agreements).  As a result, on December 31, 2009 and each year thereafter during the Period of Appointment, subject to the Termination Provision of Section six (6) or, at Tynon’s option, within 30 days after such year end, the Company will issue Tynon shares of common stock equal to five percent (5%) of the then total issued and outstanding common stock of the Company (excluding any shares of common stock issuable to other executives of the Company as a result of incentive share clauses of such executives’ employment agreements). Such shares will be subject to any and all restrictions appropriate or necessary to comply with state or federal registration requirements.

b.
REGULAR REIMBURSED BUSINESS EXPENSES. The Company shall promptly reimburse Tynon for all expenses and disbursements reasonably incurred by Tynon in the performance of his duties hereunder during the Period of Appointment.

c.
BENEFIT PLANS.  Tynon and his eligible family members shall be entitled to participate immediately (except for any Company plan which includes or requires a waiting period, in which event Tynon shall be entitled to participate as soon as he is eligible under the terms of such plan), on terms no less favorable to Tynon than the terms offered to other employees, in any group and/or executive life, hospitalization or disability insurance plan, health program, vacation policy, pension, profit sharing, ESOP, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits that may be offered by the Company as approved by the Board of Directors from time to time.

d.	HEALTH INSURANCE. The Company shall provide Tynon and his wife, health insurance for the time periods set forth in Section 6, below.

e.	PERQUISITES. The Company shall provide Tynon at least such perquisites as are commonly provided to other executives of the Company and are commiserate with his Appointment.

6.           TERMINATION.

a.
GENERAL.  Tynon’s employment hereunder shall commence on the Effective Date and continue until the end of the term specified in section two (2) above, except that the employment of Tynon hereunder shall terminate prior to such time in accordance with the following:

i.	DEATH OR DISABILITY. Upon Tynon’s death during the term of his employment hereunder or, at the option of the Company, in the event of Tynon’s disability, upon thirty (30) days notice to Tynon.

ii.	FOR CAUSE. For “Cause” immediately upon written notice by the Company to Tynon. A termination for Cause shall mean:

(1)	the commission of an intentional act of dishonesty, fraud, misrepresentation, misappropriation, or embezzlement by Tynon which has a material detrimental impact on the Company;

(2)	Tynon’s unauthorized use or disclosure of any Confidential Information or trade secrets of the Company which has a material detrimental impact on the Company;

(3)
a significant violation by Tynon of a law or regulation applicable to the Company’s business, which has a material detrimental impact on the Company and which the Board of the Company reasonably determines does or is reasonably likely to cause material injury to the Company;

(4)	Tynon’s indictment of, or conviction of, or plea of nolo contendere or guilty to a felony or any other crime which involves moral turpitude;

(5)
Tynon’s continued failure, in the reasonable discretion of the Board, to perform the principal duties, functions and responsibilities of his position (other than any such failure resulting from Tynon’s disability) or to follow the directives of the Board after written notice from the Company identifying the deficiencies in performance and a reasonable cure period of not less than thirty (30) days of any breach capable of cure; gross negligence or willful misconduct in the performance of Tynon’s duties; or

(6)	a material and willful breach of Tynon’s fiduciary duties to the Company.

iii.
WITHOUT CAUSE.  Without Cause upon thirty (30) days written notice by the Board of Directors to Tynon or upon Tynon to the Board of Directors.  If Tynon terminates the Agreement for any reason, he shall have no liability to the Company or its subsidiaries or affiliates as a result thereof.

iv.
CONSTRUCTIVE TERMINATION.  Upon Tynon’s Constructive Termination.  Constructive Termination of Tynon’s employment with the Company will be deemed to have occurred if Tynon terminates his employment with the Company within six (6) months following the date on which:

(1)	the Company demotes Tynon to a lesser position, either in title or responsibility;

(2)
the Company decreases Tynon’s pay below the highest level in effect at any time during Tynon’s employment with the Company or reduces Tynon’s benefits below the levels in effect during Tynon’s employment with the Company (other than as a result of any amendment or termination of any group or other executive benefit plan, which amendment or termination is applicable to all executives of the Company or any inadvertent reduction in benefits that Company cures within thirty (30) days after receiving written notice of such reduction);

(3)
the Company requires Tynon to relocate to a principal place of business more than fifty (50) miles from the principal place of business occupied by Company as of the date hereof (the “Company Location”) or requires Tynon to relocate to a principal place of business, other than the Company Location, more than fifty (50) miles from 7205 Ellsworth Road, Fort Smith, AR 72903;

(4)	the Company is subject to a Change in Control, unless Tynon accepts an appointment or employment with a successor to the Company; or

(5)	the Company breaches any material term of this Agreement which is not cured by the Company within ten (10) days after receiving written notice of such breach.

b.
OBLIGATIONS OF THE COMPANY UPON TERMINATION.  The following provisions describe the obligations of the Company to Tynon under this Agreement upon termination of his Appointment.  However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which Tynon may have under applicable law, under any other agreement with the Company, or under any compensation or benefit plan, program, policy or practice of the Company.

i.
TERMINATION BY THE COMPANY FOR CAUSE OR RESIGNATION WITHOUT CAUSE.  In the event this Agreement terminates by reason of the Company’s termination of Tynon’s Appointment as President and Chief Executive Officer of the Company for Cause or because of Tynon’s resignation Without Cause, the Company shall:

(1)	Pay to Tynon within ten (10) days any amount of Compensation (as enumerated in section four (4) above) earned but not yet paid; and

(2)	Provide Tynon’s health insurance as obligated in section 5(d) above, until the end of the then current calendar month.

ii.
TERMINATION BY THE COMPANY WITHOUT CAUSE, OR CONSTRUCTIVE TERMINATION.  In the event this Agreement terminates by reason of the Company’s termination of Tynon’s Appointment as President and Chief Executive Officer of the Company Without Cause or Tynon is Constructively Terminated, the Company shall:

(1)
Pay to Tynon in a lump sum within ten (10) days the remaining amount of Compensation provided for in section four (4) above through the end of the Period of Appointment including any minimum annual increases and bonuses and an additional one hundred thousand dollars ($100,000);

(2)	Provide Tynon’s health insurance as obligated in section 5(d) above; and

(3)
Issue to Tynon the Incentive Shares provided for in section five (5) above at the end of any years which remain of the Period of Appointment (or at Tynon’s election, within thirty (30) days thereafter) the appropriate number of shares for such period.

iii.
TERMINATION BY DEATH OR DISABILITY OR TYNON’S RESIGNATION FOR CAUSE.  In the event this Agreement terminates by reason of Tynon’s Death or Disability or because of Tynon’s resignation For Cause, the Company shall:

(1)	Pay to Tynon or his estate the remaining amount of Compensation provided for in section four (4) above through the end of the Period of Appointment;

(2)	Provide Tynon’s health insurance as obligated in section 5(d) above until the end of the Period of Appointment; and

(3)
Issue to Tynon the Incentive Shares provided for in section five (5) above at the end of any years which remain of the Period of Appointment (or at Tynon’s election, within thirty (30) days thereafter) the appropriate number of shares for each year.

c.
MITIGATION.  In no event shall Tynon be obligated to seek another appointment or employment or take any other action by way of mitigation of the amounts payable to Tynon under any of the provisions of this Agreement.  Any severance benefits payable to Tynon shall not be subject to reduction for any compensation received from another appointment or employment.

d.
CHANGE OF CONTROL.  For purposes of this Agreement, Change of Control shall be deemed to have occurred (i) if more than 33% of the voting shares of the Company are acquired by a third party in a plan of reorganization, merger and/or consolidation or (ii) if majority voting control of the Company is acquired by any person other than Jerry Swinford and/or Tynon.  For purposes of this Agreement, Change in Control does not include the stock distribution as is provided for and described in the Registration Statement the Company has on file with the Securities and Exchange Commission (and amendments thereto) as of the Effective Date of this Agreement.

7.           INDEMNIFICATION.  To the extent practical, the Company shall maintain, for the benefit of Tynon and other executives directors and/or officers liability insurance.  In addition, Tynon shall be indemnified by the Company against liability as an officer and President and Chief Executive Officer of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law.  Tynon’s rights under this Section shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated.

8.           CONFIDENTIAL INFORMATION.

a.
ACKNOWLEDGMENT OF PROPRIETARY INTEREST.  Tynon agrees that all Confidential Information learned by him during his employment with the Company, whether developed by Tynon or in conjunction with others or otherwise, is and shall remain the exclusive property of the Company.  Tynon's employment shall be considered “work for hire” for all purposes.

b.
CONFIDENTIAL INFORMATION DEFINED.  “Confidential Information” means all confidential and proprietary information of the Company, to the extent such property is the property of the Company and not the property of Tynon or another, and that is not otherwise publicly available.  “Confidential Information” does not include the “Inventions” referenced in section eight (8).  Without limiting the foregoing, Confidential Information includes the following:

i.	Information derived from reports, investigations, experiments, research and work in progress,

ii.	Methods of operation,

iii.	Marketing data,

iv.	Proprietary computer programs and codes,

v.	Drawings designs, plans and proposals,

vi.	Marketing and sales programs,

vii.	Client lists,

viii.	Historical financial information and financial projections,

ix.	Pricing formulae and policies,

x.	All other concepts, ideas, materials and information prepared or performed for or by the Company, and

xi.	All information related to the business, products, purchases or sales of the Company and any of its suppliers and customers.

c.
COVENANT NOT TO DIVULGE CONFIDENTIAL INFORMATION.  The Company is entitled to prevent the disclosure of Confidential Information.  The Company agrees to and will provide Confidential Information to Tynon at the inception of his employment and Tynon acknowledges and agrees that, during the course of his employment he will be exposed to, have access to, and gain knowledge of Confidential Information.  As a portion of the consideration for the employment of Tynon and for the compensation being paid to him hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed or made available to any person, firm or corporation, other than to his professional advisors (who have the obligation to maintain the confidentiality of such information) and to persons engaged by the Company to further the business of the Company, and not to use except in the pursuit of the business of the Company, the Confidential Information, without the prior written consent of the Company.

d.
RETURN OF MATERIALS.  In the event of any termination or cessation of his employment with the Company for any reason, or request by the Company at anytime, Tynon shall promptly deliver to the Company all documents, data and other information derived from or otherwise pertaining to Confidential Information.  Tynon shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

9.           GENERAL

a.
NOTICES.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given upon delivery if delivered personally or via written telecommunication, or five days after mailing if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith:

a.

If to the Company, addressed to:	If to CHARLES WAYNE TYNON addressed to:
Coil Tubing Technology Holdings, Inc.	CHARLES WAYNE TYNON
19511 Wied Road, Suite E	7205 Ellsworth Road
Spring, TX 77388	Fort Smith, AR 72903

Notice and communications shall be effective when actually received by the addressee.

b.
WITHHOLDING.  All payments required to be made to Tynon by the Company under this Agreement shall be subject to withholding, at the time payments are actually made to Tynon and received by him, of such amounts, if any,  relating to federal, state and local taxes as may required by law.

c.
TAXES.  In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, Tynon under this Agreement and under all other plans, programs and arrangements of the Company (the “Aggregate Payment”) are determined to constitute a “parachute payment” or some other category of payment which results in special tax treatment, Tynon and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for the payment, and all expenses incurred by Tynon in connection therewith shall be paid by the Company promptly upon notice of demand from Tynon.

d.
REIMBURSEMENT OF LEGAL EXPENSES.  In the event that Tynon is successful, whether in mediation, arbitration or litigation, in pursuing any claim or dispute involving Tynon’s Appointment with the Company, including any claim or dispute relating to (a) this Agreement, (b) termination of Tynon’s Appointment with the Company or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse Tynon for all costs and expenses (including, without limitation, attorneys’ fees) relating solely, or allocable, to such successful claim.

e.	LAW GOVERNING. This Agreement shall be governed under the laws of the State of Texas.

f.
SEVERABILITY.  If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

g.
WAIVERS.  No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

h.	COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

i.	CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of provisions hereof.

j.
REFERENCE TO AGREEMENT.  Use of the words “herein, “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

k.	SUCCESSORS. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, their heirs, administrators, successors, and assigns.

l.
ASSIGNABILITY.  This Agreement and the rights and obligations thereunder may not be assigned by any act of either party or by operation of law without the prior written consent of each party.  However, the Company may fulfill its obligation to compensate Tynon through one or more of its wholly owned subsidiaries.

m.
GENDER AND NUMBER.  The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 16th day of June, 2009.

COIL TUBING TECHNOLOGY HOLDINGS, INC.	CHARLES WAYNE TYNON

By: /s/ Jerry Swinford	By: /s/ Charles Wayne Tynon
Jerry Swinford, President and Chief Executive Officer	CHARLES WAYNE TYNON, individually